Exhibit 99.2

                 [Form of Union Bankshares, Inc. Letterhead]

                            FOR IMMEDIATE RELEASE

              Union Bankshares Announces First Quarter Earnings
                       and Quarterly Dividend Payment

Morrisville, VT April 5, 2002 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended March 31, 2002 was $1.168 million or $.39 per share which is unchanged from the same period last year.

The decrease in interest rates between the first quarter of 2002 vs. 2001 narrowed the companies' interest margins. This was partially offset by a $26.1 million increase in loans outstanding and asset growth of $25.5 million.

A quarterly dividend of $.28 per share was declared on April 5, 2002 to shareholders of record April 15, 2002, payable April 18th.

Union Bank and Citizens Savings Bank and Trust Company are wholly-owned subsidiaries of Union Bankshares, Inc. offering deposit, loan, trust and commercial banking services in North Central Vermont. Combined, the banks operate from 12 banking offices and 26 ATM's in Vermont and a loan origination office in Littleton, NH.


This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development of technology, and the dependence on intellectual property rights. Investors are directed to the company's 2000 annual report, which is available from the company without charge for a more complete description of the company's business.